CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 61 to the registration statement on Form N-1A (the "Registration Statement") of our report dated July 27, 2007 relating to the financial statements and financial highlights which appear in the May 31, 2007 Annual Report to Shareholders of the John Hancock High Yield Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Financial Highlights” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers, LLP

PricewaterhouseCoopers, LLP

Boston, Massachusetts

August 24, 2007